                                                                      EXHIBIT 2.





                                VOTING AGREEMENT

     VOTING AGREEMENT, dated as of January 7, 2000 (the "Agreement"), by and among GTECH Corporation, a Delaware corporation ("Buyer"), and the stockholders listed on Schedule A hereto (the "Stockholders").

     A. Merger Agreement. Concurrently herewith, Buyer, Trio Merger Sub Co., Inc., a Nevada corporation and a wholly-owned subsidiary of Buyer ("Merger Sub"), and On-Point Technology Systems, Inc., a Nevada corporation (the "Company") are entering into an Agreement and Plan of Merger (as amended from time to time, the "Merger Agreement") dated as of the date hereof. Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

     B. The Merger. At the Effective Time, the parties intend to effect a merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the "Merger"), and the Company becoming a wholly owned subsidiary of Buyer. Pursuant to the Merger, each share of Company Common Stock would be converted into the right to receive the Company Merger Consideration, each Company Option and each Company Warrant would be converted into the right to receive the Option and Warrant Consideration, and each share of Merger Sub Common Stock would be converted into the right to receive the Merger Sub Consideration. At the Effective Time, the directors and officers of Merger Sub would become the directors and officers of the Surviving Corporation. At the Effective Time, the Articles of Incorporation and Bylaws of the Surviving Corporation would be in the form attached to the Merger Agreement as Exhibits A and B, respectively.

     C. Voting Agreement. Buyer has required, as a condition to its entering into the Merger Agreement, that each Stockholder enter into, and each such Stockholder has agreed to enter into, this Agreement.

     NOW, THEREFORE, to induce the Buyer to enter into, and in consideration of its entering into, the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Several Not Joint. The representations, warranties, covenants and agreements of each Stockholder set forth in this Agreement are several, not joint.

     2. Representations and Warranties of Each Stockholder. Each Stockholder hereby severally represents and warrants to the Buyer as follows:

     (a) Ownership of Shares. (i) Such Stockholder is (A) the record holder and beneficial owner of or (B) sole trustee of a trust that is the record holder or beneficial owner of, and whose beneficiaries are the beneficial owners (such trustee, a "Trustee") of, the number of shares of the voting stock of the Company (the "Company Voting Stock"), set forth opposite such Stockholder's name on Schedule A hereto (collectively, the "Existing Shares," and together with any shares of Company Voting Stock acquired by such Stockholder after the date hereof and prior to the termination hereof, whether upon exercise of options or warrants, conversion of convertible securities, purchase, exchange or otherwise, the "Shares") and (ii) such Stockholder has (A) sole power of disposition, and
(B) sole voting power, in each case with respect to all of such Stockholder's Existing Shares, and with no restrictions on such rights. On the date hereof, the Existing Shares set forth opposite such Stockholder's name on Schedule A constitute all of the shares of Company Voting Stock owned of record or beneficially by such Stockholder.

     (b) Power; Binding Agreement. Such Stockholder has all requisite legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms. There is no beneficiary of, or holder of, a voting trust certificate or other interest of any trust of which a Stockholder is Trustee whose consent is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. If such Stockholder is married and such Stockholder's Shares require spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder's spouse, enforceable against such spouse in accordance with its terms.

     (c) No Conflicts. No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby, and neither the execution and delivery of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby nor compliance by such Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of any applicable trust, partnership agreement, or other organizational documents applicable to such Stockholder; (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification, prepayment or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such

Stockholder is a party or by which such Stockholder or any of such Stockholder's properties or assets may be bound or (C) violate any order, writ, injunction, decree, judgment, statute, rule, regulation or governmental permit or license applicable to such Stockholder or any of such Stockholder's properties or assets.

     (d) Absence of Liens. Such Stockholder's Shares and the certificates representing such Shares are now and at all times during the term hereof will be held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings, arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

     (e) No Brokers. No broker, investment banker, financial adviser or other Person engaged by the Stockholder is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with this Agreement or the Merger Agreement based upon arrangements made by such Stockholder.

     (f) Review of Merger Agreement. Such Stockholder understands and acknowledges that the Buyer is entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement. Such Stockholder has read the Merger Agreement carefully and fully understands the terms and provisions thereof.

     3.   Agreement to Vote; Proxy.

     (a) Voting. Each Stockholder hereby severally agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, at any adjournment thereof or in any other circumstance in which a vote, consent or approval (including any written consent of the stockholders of the Company) of the stockholders of the Company is called for, such Stockholder shall, including by executing a written consent solicitation if requested by the Company or the Buyer, vote (or cause to be voted) the Shares of such Stockholder
(i) in favor of approval and adoption of the Merger Agreement, the Merger, the Contribution, and each of the other transactions contemplated by the Merger Agreement, the Ancillary Agreements and this Agreement and any actions required in furtherance hereof and thereof; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, the Ancillary Agreements or this Agreement and (iii) except as specifically requested in writing by the Company or the Buyer, in advance, against the following actions (other than the Merger, the Contribution and the other transactions contemplated by the Merger Agreement or the Ancillary Agreements):
(A) any extraordinary corporate transaction, such as a Superior Proposal, a merger, consolidation or other business combination involving the Company or its

Subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its Subsidiaries or a reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of its Subsidiaries; (C) any change in the majority of the Board of Directors of the Company; (D) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or Bylaws other than pursuant to the Merger; (E) any other material change in the Company's corporate structure or business; and (F) any other action which would impede, frustrate, interfere with, delay, postpone, discourage or materially adversely affect the Merger, the Contribution, or the transactions contemplated by the Merger Agreement, the Ancillary Agreements or this Agreement or the contemplated economic benefits of any of the foregoing. Such Stockholder shall not take any action or commit to or enter into any agreement or understanding with any Person prior to the Termination Date (as defined in Section 7 hereof) to act in any manner inconsistent with clause (i), (ii) or (iii) of the preceding sentence.

     (b) PROXY. EACH STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS EACH OF THE BUYER AND EACH OF STEVEN P. NOWICK, ROBERT J. PLOURDE, AND WILLIAM PIERI AND ANY INDIVIDUAL WHO SHALL HEREAFTER SUCCEED TO ANY OFFICE OF THE BUYER AS CURRENTLY HELD BY ANY SUCH INDIVIDUAL, AND ANY OTHER DESIGNEE OF THE BUYER, AS SUCH STOCKHOLDER'S IRREVOCABLE PROXY AND ATTORNEY- IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE OR TAKE OTHER ACTION WITH RESPECT TO THE SHARES CONSISTENT WITH THE REQUIREMENTS OF SECTION 2(a) ABOVE. EACH STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION AND EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY SUCH STOCKHOLDER WITH RESPECT TO SUCH STOCKHOLDER'S SHARES. NOTWITHSTANDING THE FOREGOING, THIS PROXY SHALL AUTOMATICALLY LAPSE AND BE OF NO FURTHER FORCE OR EFFECT WITHOUT ANY FURTHER ACTION ON THE PART OF ANY STOCKHOLDER OR THE BUYER ON THE TERMINATION DATE.

     4. Certain Covenants of the Stockholders. Except in accordance with the terms of this Agreement, each Stockholder hereby severally covenants and agrees as follows:

     (a) No Solicitation. No Stockholder shall, directly or indirectly (including through advisors, agents or other intermediaries), initiate, solicit, negotiate, encourage or provide confidential information to facilitate any proposal or offer by any Person that constitutes or could reasonably be expected to lead to a Company Acquisition Proposal, provided, however, that any Stockholder, acting solely in his or her capacity as a director or officer of the Company, may furnish information to, or to participate in negotiations with, any Person to the same extent and under the same terms and conditions as the Company is permitted to do so pursuant to
Section 7.2 of the Merger Agreement.

     (b) Restriction on Transfer, Proxies and Non-Interference; Restriction on Withdrawal. Such Stockholder shall not, directly or indirectly: (i) except pursuant to the terms of the Merger Agreement and this Agreement, and except for gifts to family members who either are signatories to this Agreement or who, upon such gift, become signatories to this Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (each, a "Disposition"), enforce or permit the execution of the provisions of any agreement with the Company whereby the Company may be obligated to repurchase, or enter into any other contract, option or other arrangement or understanding with respect to, or otherwise consent to the Disposition of, any or all of such Stockholder's Shares or any interest therein; (ii) except as contemplated hereby, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares or
(iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations under this Agreement.

     (c) Waiver of Appraisal and Dissenter's Rights. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have. Each Trustee represents that no beneficiary who is a beneficial owner of Shares under any trust for which such Stockholder acts as Trustee has any right of appraisal or right to dissent from the Merger which has not been so waived.

     (d) No Termination or Closure of Trusts. Such Stockholder, if a Trustee, shall not take any action to terminate, close or liquidate any such trust and shall take all steps necessary to maintain the existence thereof at least until the first to occur of (i) the Closing Date or (ii) the Termination Date, in each case unless, in connection therewith, the Shares held by any trust which are presently subject to the terms of this Agreement are transferred upon termination to one or more Stockholders and remain subject in all respects to the terms of this Agreement.

     (e) (i) In the event that the Merger Agreement shall have been terminated under circumstances where Buyer is or may become entitled to receive the Termination Fee, each Stockholder shall pay to Buyer on demand an amount equal to all profit (determined in accordance with Section 3(e)(ii) of such Stockholder from the consummation of any transaction with any Person or affiliate of a Person who has made a Company Acquisition Proposal that is consummated within one year of such termination (a "Transaction").

     (ii) For purposes of this Section 3(e), the profit of any Shareholder from any Transaction shall equal (A) the aggregate consideration received by such Stockholder pursuant to such Transaction, valuing any non-cash consideration (including any residual interest in the Company) at its fair market value on the date of such consummation plus (B) the fair market value, on the date of disposition, of any Shares of such Stockholder disposed of after the termination of the Merger Agreement and prior to the date of such consummation less (C) the fair market value of the aggregate consideration that would have been issuable or payable to such Stockholder pursuant to the Merger Agreement as originally executed, valued as of immediately prior to the first public announcement of the termination of the Merger Agreement.

     (iii) In the event that (x) prior to the Effective Time, a Company Acquisition Proposal shall have been made and (y) the Effective Time of the Merger shall have occurred and Buyer for any reason shall have increased the amount of Merger Consideration or Option and Warrant Consideration payable over that set forth in the Merger Agreement in effect on the date hereof (the "Original Merger Consideration"), each Stockholder shall pay to Buyer on demand an amount in cash equal to the product of (i) the number of Shares, Company Options and Company Warrants owned by such Stockholder and (ii) 100% of the excess, if any, of (A) the per share cash consideration or the per share fair market value of any non-cash consideration, as the case may be, received by the Stockholder as a result of the Merger, as amended, determined as of the Effective Time of the Merger, over (B) the fair market value of the Original Merger Consideration determined as of the time of the first increase in the amount of the Original Merger Consideration.

     (iv) For purposes of this Section 3(e), the fair market value of any non-cash consideration consisting of:

     (A) securities listed on a national securities exchange or traded on the NASDAQ/NMS shall be equal to the average closing price per share of such security as reported on such exchange or NASDAQ/NMS for the five trading days after the date of determination; and

     (B) consideration which is other than cash or securities of the form specified in clause (A) of this Section 3(e)(iv) shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by the parties within 10 business days of the event requiring selection of such banking firm; provided, however, that if the parties are unable to agree within two business days after the date of such event as to the investment banking firm, then the parties shall each select one firm, and those firms shall select a third investment banking firm, which third firm shall make such determination; provided further, that the fees and expenses of such investment banking firm shall be borne equally by Buyer, on the one hand, and the Stockholders, on the other hand. The determination of the investment banking firm shall be binding upon the parties.

     (v) Any payment under this Section 3(e) shall (x) if paid in cash, be paid by wire transfer of same day funds to an account designated by Buyer and (y) if paid through a mutually agreed transfer of securities, be paid through delivery of such securities, suitably endorsed for transfer.

     5. Additional Agreements of Stockholders. Each of the Stockholders owns validly issued and outstanding Company Options and Company Warrants to acquire a number of shares of Company Common Stock, in each case as set forth opposite his name on Schedule A attached hereto. The Stockholders shall not Dispose of such Company Options and Company Warrants. For the avoidance of doubt, any shares of Common Stock received by any Stockholder upon exercise of any Company Options or Company Warrants shall automatically at such time become "Shares" for all purposes hereunder. Each Stockholder who holds Company Options or Company Warrants shall enter into a Cancellation Agreement prior to the Effective Time.

     6. Further Assurances. From time to time, at any party's request and without further consideration, each other party shall execute and deliver such additional documents and take all such further action as may reasonably be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

     7. Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's heirs, guardians, administrators or successors, or as a result of any divorce.

     8. Stop Transfer. Each Stockholder agrees with, and covenants to, the Buyer that such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares, unless such transfer is made in compliance with this Agreement. Each Stockholder agrees, with respect to any Shares in certificated form, that such Stockholder will tender to the Company, within ten business days after the date hereof, the certificates representing such Shares and the Company will inscribe upon such certificates the following legend:

     "THE SHARES OF ON-POINT TECHNOLOGY SYSTEMS, INC. (THE "COMPANY") REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A VOTING AGREEMENT DATED AS OF JANUARY 7, 2000, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED, EXCEPT IN ACCORDANCE THEREWITH. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY."

     9. Termination. This Agreement shall terminate upon the earlier of (a) the termination of the Merger Agreement or (b) the Effective Time; provided, however, that, notwithstanding the foregoing, this Agreement shall terminate six months after the termination of the Merger Agreement if (a) any of the Stockholders breach their obligations under this Agreement, (b) the Merger Agreement is terminated pursuant to Section 9.2(a), Section 9.3 or Section 9.5 in each case under circumstances in which the Buyer is or may become entitled to payment of a Termination Fee, or (c) the Merger Agreement is terminated pursuant to Section 9.2(b) and a Company Acquisition Proposal has been made. The date of termination of this Agreement is referred to herein as the "Termination Date".

     10. Releases. (a) Other than with respect to (i) any Company Merger Consideration or Option and Warrant Consideration to be received by such Stockholder pursuant to the Merger Agreement, (ii) any rights to indemnification from the Company or any Company Subsidiary and (iii) any compensation or benefits (such as, without limitation, salary, accrued vacation or health benefits) which such Stockholder is entitled to receive pursuant to his or her employment, any employment agreement or similar agreement or arrangement with, or benefit plan of, the Company or any Company Subsidiary effective prior to the consummation of the Merger, each Stockholder hereby irrevocably waives and releases all known and unknown claims it may have against the Company and the Company Subsidiaries, the Buyer, any subsidiary of the Buyer, or any present and former directors, officers, agents and employees of the Company and the Company Subsidiaries, or the Buyer or any subsidiary of the Buyer, from any and all actions, claims, causes of action or liabilities of any nature, in law or equity, known or unknown, and whether or not heretofore asserted, which such Stockholder ever had, now has or hereafter can, shall or may have against any of the foregoing for, upon or by reason of any matter, cause or thing whatsoever from the formation of the Company and each Company Subsidiary up and to the time immediately prior to the consummation of the Merger.

     11.  Miscellaneous.

     (a) Entire Agreement; Assignment. This Agreement (i) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise without the prior written consent of (A) in the case of an assignment by an Stockholder, the Buyer, and (B) in the case of an assignment by the Buyer, each Stockholder.

     (b) Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto; provided, however, that Schedule A may be supplemented by the Buyer without the agreement of any other party, by adding the name and other relevant information concerning any stockholder of the Company who agrees to be bound by the terms of this Agreement, and thereafter such added stockholder shall be treated as a "Stockholder" for all purposes of this Agreement.

     (c) Notices. All notices and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, facsimile, telex or other standard form of telecommunications, by courier service, or by registered or certified mail, postage prepaid, return receipt requested, addressed if to the Buyer, to:

             GTECH Corporation
             55 Technology Way
             West Greenwich, RI 02817
             Attention: General Counsel
             Fax: (401) 392-0391
             Phone: (401) 392-1000


     and if to a Stockholder, to such Stockholder's address or facsimile number set forth in Schedule A hereto,

or to such other address or facsimile number as the Person to whom notice is given shall have previously furnished to the others in writing in the manner set forth above.

     (d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to the conflicts of laws principles thereof. Each Stockholder and Buyer irrevocably submit to the non-exclusive jurisdiction of any California State or United States Federal court sitting in the County of Los Angeles over any suit, action or proceeding arising out of or relating to this Agreement. Each Stockholder and Buyer irrevocably waive, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in any such court and any claim that any such proceeding brought in such court has been brought in an inconvenient forum. Each Stockholder and Buyer agree that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding on it and may be enforced in any court to the jurisdiction of which it is subject by a suit upon such judgment. Each Stockholder and Buyer hereby irrevocably consent to service of copies of the summonses and complaints and any other process. Such service may be made by mailing or delivering a copy of such process to their respective addresses set forth above or by any other means provided for by applicable law.

     (e) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement and no Stockholder shall oppose the granting of such relief.

     (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which when taken together shall constitute one and the same Agreement.

     (g) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     (h) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     (i)  Definitions; Construction. For purposes of this Agreement:

     (i) "beneficially own" or "beneficial ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including ownership pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities beneficially owned by a Person shall include securities beneficially owned by all other Persons with whom such Person would constitute a "group" as described in Rule 13d-5 under the Exchange Act.

     (ii) "Person" shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

     (iii) In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions related to the Shares and any shares into which or for which any or all of the Shares may be changed or exchanged.

     IN WITNESS WHEREOF, the Buyer and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                           GTECH CORPORATION


                           By:/s/ Steven P. Nowick
                              --------------------------------------------
                              Name:    Steven P. Nowick
                              Title:   Chief Operating Officer
                              Address: 55 Technology Way
                                       West Greenwich, RI 02817


                           By: /s/ Robert L. Burr
                               --------------------------------------------
                               Robert L. Burr
                               Address: 5168 Renaissance Dr.
                                        San Diego, CA 92122


                           By: /s/ John H. Olbrich
                               --------------------------------------------
                               John H. Olbrich
                               Address: 108 Ivy St.
                                        San Diego, CA 92101


                           By: /s/ Brian J. Roberts
                               --------------------------------------------
                               Brian J. Roberts
                               Address: 3559 Ames Pl.
                                        Carlsbad, CA 92008


                           By: /s/ Frederick Sandvick
                               --------------------------------------------
                               Frederick Sandvick
                               Address:  1370 West San Marcos Boulevard
                                         Suite 100
                                         San Marcos, CA 92069

                           VANGUARD STRATEGIES, INC.



                           By: /s/ Frederick Sandvick
                               --------------------------------------------
                               Frederick Sandvick
                               Address:  108 Ivy Street
                                         San Diego, CA 92101

                                                                      Schedule A







STOCKHOLDER NAME
AND ADDRESS                             CLASS OF SHARES              NUMBER OF SHARES         VOTING POWER
------------                            ----------------            ------------------       ---------------
BURR FAMILY TRUST
Robert L. & Catherine
Winchester-Burr as Trustees
5168 Renaissance Avenue
San Diego, CA 92122                       Common Stock                    520,122                520,122


ROBERT L. & CATHERINE
WINCHESTER-BURR
5168 Renaissance Avenue
San Diego, CA 92122                       Common Stock                     35,556                 35,556

ROBERT L. BURR
5168 Renaissance Avenue                   Common Stock                      7,904                  7,904
San Diego, CA 92122                    Options - Not Vested               100,000                100,000

FREDERICK SANDVICK                        Common Stock                     40,000                 40,000
108 Ivy Street                          Options - Vested                1,360,000              1,360,000
San Diego, CA 92101                         Warrants                      500,000                500,000

VANGUARD STRATEGIES, INC.
(owned by Frederick Sandvick)
108 Ivy Street                         Options - Not Vested                50,000                 50,000
San Diego, CA 92101                         Warrants                      950,000                950,000

IRA ACCOUNT:
Brian J. Roberts, as Beneficiary
3559 Ames Place
Carlsbad, CA 92008                        Common Stock                     33,333                 33,333

BRIAN J. ROBERTS                          Common Stock                     14,500                 14,500
3559 Ames Place                         Options - Vested                   87,900                 87,900
Carlsbad, CA 92008                     Options - Not Vested               118,000                118,000

BRIAN J. & MARGARET ROBERTS
3559 Ames Place
Carlsbad, CA 92008                        Common Stock                      2,000                  2,000

JOHN OLBRICH                              Common Stock                    201,667                201,667
3256 Lorna Vista Drive                  Options - Vested                   60,000                 60,000
Jamul, CA 91935                        Options - Not Vested                10,000                 10,000
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